Exhibit 10.1

Execution Version
INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT
BETWEEN
CRESTLINE LENDING SOLUTIONS, LLC
AND
CRESTLINE MANAGEMENT, L.P.
This Agreement (this “Agreement”) is made this 2nd day of September, 2025, by and between CRESTLINE LENDING SOLUTIONS, LLC (the “Company”) (f/k/a CRESTLINE LENDING SOLUTIONS RAMP, LLC (the “Ramp Vehicle”), a Delaware limited liability company, and CRESTLINE MANAGEMENT, L.P. (the “Adviser”), a Delaware limited partnership.
WHEREAS, the Company is a closed-end management investment company that intends to elect to be treated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “Investment Company Act”);
WHEREAS, the Adviser is an investment adviser that is registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and
WHEREAS, the Company desires to retain the Adviser to furnish investment advisory services to the Company on the terms and conditions hereinafter set forth, and the Adviser wishes to be retained to provide such services;
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:
1.    Duties of the Adviser.
(a)    The Company hereby employs the Adviser to act as the investment adviser to the Company and to manage the investment and reinvestment of the assets of the Company, subject to the supervision of the Board of Directors of the Company (the “Board”), for the period and upon the terms herein set forth. In the performance of its duties, the Adviser shall at all times conform to, and act in accordance with, any requirements imposed by (i) the provisions of the Investment Company Act, and of any rules or regulations in force thereunder, subject to the terms of any exemptive order applicable to the Company; (ii) any other applicable provision of law; (iii) the provisions of the limited liability company agreement of the Company, as amended and/or restated from time to time (the “LLC Agreement”); (iv) the investment objectives, policies and restrictions applicable to the Company, as they may be amended from time to time by the Board upon written notice to the Adviser; and (v) any other policies and determinations of the Board provided in writing to the Adviser.
Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement: (i) determine the composition of the portfolio of the Company, the nature and timing of the changes therein and the manner of implementing such changes; (ii) identify, evaluate and negotiate the structure of the investments made by the Company; (iii) execute, monitor and service the Company’s investments; (iv) determine the securities and other assets that the Company will purchase, retain, or sell; (v) perform due diligence on prospective portfolio companies; (vi) vote, exercise consents and exercise all other rights appertaining to such securities and other assets on behalf of the Company; and (vii) provide the Company with such other investment advisory, research and related services as the Company may, from time to time, reasonably require for the investment of its funds. Subject to the supervision of the Board, the Adviser shall have the power and authority on behalf of the Company to effectuate its investment decisions for the Company, including the execution and delivery of all documents relating to the Company’s investments and the placing of orders for other purchase or sale transactions on behalf of the Company. In the event that the Company determines to acquire debt financing, the Adviser will arrange for such financing on the Company’s behalf. If it is necessary for the Adviser to make investments on behalf of the Company through a special purpose vehicle, the Adviser shall have authority to create or arrange for the creation of such special purpose vehicle and to make such investments through such special purpose vehicle (in accordance with the Investment Company Act). For the avoidance of doubt, the Adviser shall not delegate its foregoing duties or responsibilities without receiving the approval of a majority of the Company’s outstanding voting securities (as defined in the Investment Company Act) of any such sub-advisory agreement.

(b)    The Adviser hereby accepts such employment and agrees during the term hereof to render the services described herein for the compensation provided herein.
(c)    The Adviser shall for all purposes herein provided be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.
(d)    The Adviser shall keep and preserve for the period required by the Investment Company Act any books and records relevant to the provision of its investment advisory services to the Company and shall specifically maintain all books and records in accordance with Section 31(a) of the Investment Company Act with respect to the Company’s portfolio transactions and shall render to the Board such periodic and special reports as the Board may reasonably request. The Adviser agrees that all records that it maintains for the Company are the property of the Company and will surrender promptly to the Company any such records upon the Company’s request, provided that the Adviser may retain a copy of such records.
2.    Company’s Responsibilities and Expenses Payable by the Company.
All investment professionals of the Adviser and their respective staffs, when and to the extent engaged in providing investment advisory and management services hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, will be provided and paid for by the Adviser and not by the Company, including salaries of the Adviser’s employees and other expenses incurred in maintaining the Adviser’s place of business.
The Company will bear all legal and other expenses costs and expenses incurred in connection with the Company’s formation and organization and the offering of the units of limited liability company interests of the Company (“Shares”), including:
i.organizational and offering expenses;
ii.expenses incurred in valuing the Company’s assets and computing the Company’s net asset value;
iii.the costs and expenses of due diligence of potential investments, monitoring performance of the Company’s investments, serving as directors and officers of portfolio companies, providing managerial assistance to portfolio companies, enforcing the Company’s rights in respect of its investments and disposing of investments and expenses related to unsuccessful portfolio acquisition efforts (“Portfolio Investment Costs”);
iv.expenses incurred by the Administrator (as defined below) or payable to third parties, including agents, consultants or other advisors, in monitoring financial, legal, regulatory, and compliance affairs for the Company and in monitoring the Company’s investments and performing due diligence on the Company’s prospective portfolio companies or otherwise related to, or associated with, evaluating and making investments;
v.interest payable on debt, if any, incurred to finance the Company’s investments and other fees and expenses related to the Company’s borrowings;
vi.offerings of the Shares and other securities (including underwriting, placement agent and similar fees and commissions);
vii.base management fees and incentive fees;
viii.third party investor hosting and similar platforms and service providers;
ix.administration fees;
x.transfer agent and custody fees and expenses;
xi.federal and state registration fees;
xii.U.S. federal, state and local taxes;
xiii.independent directors’ fees and expenses;
xiv.costs of preparing and filing reports or other documents required by the SEC or other regulators;
xv.costs of any reports, proxy statements or other notices to shareholders, including printing costs;
xvi.the costs associated with individual or group shareholders;
xvii.the Company’s allocable portion of the fidelity bond, directors and officers/errors and omissions liability insurance, and any other insurance premiums;

xviii.direct costs and expenses of administration and operation, including printing, mailing, long distance telephone, copying, secretarial and other staff, independent auditors, third-party investor hosting and similar platforms and service providers, and outside legal costs; and
xix.all other expenses incurred by the Company, the Adviser or the Administrator in connection with administering the Company’s business, such as the allocable portion of overhead under the Administration Agreement (as defined below), including rent, office equipment, utilities and the allocable portion of the cost of the Company’s Chief Financial Officer and Chief Compliance Officer and their respective staffs.
In addition to the Base Management Fee and Incentive Fee (each as defined below), except as noted above, the Company will bear all other costs, expenses and liabilities that in the good faith judgment of the Adviser are incurred by or arise out of the operation and activities of the Company, subject to the provisions of the expense limitation and reimbursement agreement by and between the Company and the Adviser, dated as of September 2, 2025.
3.    Compensation of the Adviser.
(a)    The Company agrees to pay, and the Adviser agrees to accept, as compensation for the services provided by the Adviser hereunder, a base management fee (the “Base Management Fee”) and an incentive fee (the “Incentive Fee”) as hereinafter set forth. The Company shall make any payments due hereunder to the Adviser or to the Adviser’s designee as the Adviser may otherwise direct. To the extent permitted by applicable law, the Adviser may elect, or the Company may adopt a deferred compensation plan pursuant to which the Adviser may elect, to defer all or a portion of its fees hereunder for a specified period of time.
(b)    The Base Management Fee shall be calculated at a rate based on the value of the Company’s net assets at its most recently published net asset value, as set forth below:

Base Management Fee	Net Assets as of Most Recently Completed Quarter
0.1125% (1.35% annualized)	Less than or equal to $150.0 million
0.0917% (1.10% annualized)	Greater than $150.0 million but less than or equal to $300.0 million
0.0823% (0.9875% annualized)	Greater than $300.0 million but less than or equal to $500.0 million
0.071% (0.85% annualized)	Greater than $500.0 million
For the Company’s initial period of operations from September 2, 2025 through the end of the fiscal quarter ending September 30, 2025, the base management fee will be calculated based on the net asset value of the Ramp Vehicle as of September 2, 2025. For services rendered under this Agreement, the Base Management Fee will be payable quarterly in arrears. Base Management Fees for any partial month or quarter will be appropriately pro-rated.
(c)    The Incentive Fee shall consist of two parts as follows:
(i)    One part of the Incentive Fee (the “Income Incentive Fee”) will be calculated and payable quarterly in arrears based on the Company’s Pre-Incentive Fee Net Investment Income for the immediately preceding calendar quarter. For this purpose, “Pre-Incentive Fee Net Investment Income” interest income, distribution income and any other income (including any other fees (other than fees for providing managerial assistance), such as commitment, origination, structuring, diligence and consulting fees or other fees that the Company receives from portfolio companies) accrued during each calendar quarter, minus the Company’s operating expenses for such quarter (including the base management fee, expenses payable under the administration agreement (the “Administration Agreement”) by and between the Company and Crestline Management, L.P. (in its capacity as the Company’s administrator, the “Administrator”) and any interest expense and distributions paid on any issued and outstanding debt or preferred stock, but excluding the incentive fee). Pre-Incentive Fee Net Investment Income includes, in the case of investments with a deferred interest feature (such as market or original issue discount, debt investments with PIK interest, preferred stock with PIK dividends and zero coupon securities), accrued income that the Company has not yet received in cash. Pre-Incentive Fee Net Investment Income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation.

Pre-Incentive Fee Net Investment Income, expressed as a rate of return on the value of the Company’s net assets at the end of the immediately preceding calendar quarter, will be compared to a hurdle rate” of 1.25% per quarter (5.0% annualized), subject to a “catch-up” provision measured as of the end of each calendar quarter. The Company will pay the Adviser an Incentive Fee with respect to the Company’s Pre-Incentive Fee Net Investment Income in each calendar quarter as follows: (1) no Incentive Fee in any calendar quarter in which the Company’s Pre-Incentive Fee Net Investment Income does not exceed the hurdle rate of 1.25% (the “preferred return” or “hurdle”); (2) 100% of the Company’s Pre-Incentive Fee Net Investment Income with respect to that portion of such Pre-Incentive Fee Net Investment Income, if any, that exceeds the hurdle rate but is less than or equal to 1.43% in any calendar quarter (5.72% annualized); this portion of the Pre-Incentive Fee Net Investment Income (which exceeds the hurdle rate but is less than or equal to 1.43%) is referred to herein as the “catch-up.” The “catch-up” is meant to provide the Adviser with an incentive fee of 12.5% on all of the Company’s Pre-Incentive Fee Net Investment Income as if a hurdle rate did not apply when the Company’s Pre-Incentive Fee Net Investment Income exceeds 1.43% in any calendar quarter; and (3) 12.5% of the amount of the Company’s Pre-Incentive Fee Net Investment Income, if any, that exceeds 1.43% in any calendar quarter (5.72% annualized) payable to the Adviser once the hurdle is reached and the catch-up is achieved, (12.5% of all Pre-Incentive Fee Net Investment Income thereafter is allocated to the Adviser).
These calculations will be appropriately pro-rated for any period of less than three months and adjusted for any share issuances or repurchases by the Company during the relevant calendar quarter.
(ii)    The second part of the Incentive Fee (“Incentive Fee on Capital Gains”) will be determined and payable in arrears as of the end of each fiscal year (or upon termination of this Agreement as set forth below). The Company will pay the Adviser an Incentive Fee with respect to the Company’s cumulative realized capital gains equal to 12.5% of cumulative realized capital gains from inception through the end of such fiscal year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid incentive fee on capital gains as calculated in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”); provided that, in no event will the Incentive Fee on Capital Gains paid to the Adviser exceed the amount permitted by Section 205(b)(3) of the Advisers Act.
4.     Covenants of the Adviser.
(a)    The Adviser represents and warrants that it is duly registered and authorized as an investment adviser under the Advisers Act and the Adviser agrees to maintain effective all material requisite registrations, authorizations and licenses, as the case may be, until the termination of this Agreement.
(b)    The Adviser agrees that its activities will at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments.
5.    Excess Brokerage Commissions.
The Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Company to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm's risk and skill in positioning blocks of securities, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Company’s portfolio.
6.    Limitations on the Employment of the Adviser.
The services of the Adviser to the Company are not exclusive, and the Adviser may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Company, so long as its services to the Company hereunder are not impaired thereby, and nothing in this Agreement shall limit or restrict the right of any manager, partner, officer or employee of the Adviser to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the Company’s portfolio companies, subject to applicable law). So long as this Agreement or any extension, renewal or amendment remains in effect, the Adviser shall be the only investment adviser for the Company. The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that directors, officers, employees and shareholders of the Company are or may become interested in the Adviser and its affiliates, as directors, officers, employees, partners, stockholders, members, managers or otherwise, and that the Adviser and directors, officers, employees, partners, stockholders, members and managers of the Adviser and its affiliates are or may become similarly interested in the Company as shareholders or otherwise.
7.     Responsibility of Dual Directors, Officers and/or Employees.
If any person who is a manager, partner, officer, senior advisor or employee of the Adviser or the Administrator is or becomes a director, officer and/or employee of the Company and acts as such in any business of the Company, then such manager, partner, officer, senior advisor and/or employee of the Adviser or the Administrator shall be deemed to be acting in such capacity solely for the Company, and not as a manager, partner, officer, senior advisor or employee of the Adviser or the Administrator or under the control or direction of the Adviser or the Administrator, even if paid by the Adviser or the Administrator.
8.    Limitation of Liability of the Adviser; Indemnification.
The Adviser and its officers, managers, agents, employees, controlling persons, members (or their owners) and any other person or entity affiliated with it, shall not be liable to the Company for any error of judgment or mistake of law or for any action taken or omitted to be taken by the Adviser or for any loss suffered by the Company in connection with the performance of any of the Adviser’s duties or obligations under this Agreement or otherwise as an investment adviser of the Company (except to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services) in the absence of Disabling Conduct (as defined below), and the Company shall indemnify, defend and protect the Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising out of or otherwise based upon the performance of any of the Adviser’s duties or obligations under this Agreement or otherwise as an investment adviser of the Company.
Notwithstanding the preceding sentence of this Section 8 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of: (a) any liability or losses arising solely from a claim between or among Indemnified Parties or (b) any liability to the Company or its security holders to which the Indemnified Parties would otherwise be subject by reason of (i) breach of the LLC Agreement or this Agreement, (ii) willful misfeasance, bad faith, fraud or gross negligence in the performance of the Adviser’s duties or by reason of the reckless disregard of the Adviser’s duties and obligations under this Agreement (as the same shall be determined in accordance with the Investment Company Act and any interpretations or guidance by the SEC or its staff thereunder), or (iii) violation of any law, including, but not limited to, violation of any federal or state securities law, that has a material adverse effect on the Company (collectively, “Disabling Conduct”). For the avoidance of doubt, nothing in this Section 8 shall constitute a waiver of any Indemnified Party’s non-waivable federal fiduciary duties to the Company under the Advisers Act. Additionally, nothing in this Agreement shall provide for indemnification that would be in violation of the Advisers Act.

The Adviser shall not be liable under this Agreement or otherwise for any loss due to the mistake, action, inaction, negligence, dishonesty, fraud or bad faith of any broker or other agent; provided that such broker or other agent shall have been selected, engaged or retained and monitored by the Adviser in good faith, unless such action or inaction was made by reason of Disabling Conduct, or in the case of a criminal action or proceeding, where the Adviser had reasonable cause to believe its conduct was unlawful.
9.    Effectiveness, Duration and Termination of Agreement.
(a)    This Agreement shall continue in effect for two years from the date hereof and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (A) the vote of the Board, or by the vote of a majority of the outstanding voting securities of the Company and (B) the vote of a majority of the Company’s directors who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, in accordance with the requirements of the Investment Company Act.
Notwithstanding the foregoing, this Agreement may be terminated (i) by the Company at any time, without the payment of any penalty, upon giving the Adviser 60 days’ written notice (which notice may be waived by the Adviser), provided that such termination by the Company shall be directed or approved by the vote of a majority of the directors of the Company in office at the time or by the vote of the holders of a majority of the voting securities of the Company at the time outstanding and entitled to vote, or (ii) by the Adviser on 60 days’ written notice to the Company (which notice may be waived by the Company).
(b)    This Agreement will automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the Investment Company Act).
10.     Notices.
Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.
11.    Amendments.
This Agreement may be amended by mutual written consent, but the consent of the Company must be obtained in conformity with the requirements of the Investment Company Act.
12.    Entire Agreement; Governing Law.
This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof, except as it relates to any fee waivers or expense limitation arrangements agreed to by the Adviser that are and remain in effect as of the date of this Agreement. This Agreement shall be construed in accordance with the laws of the State of Delaware and in accordance with the applicable provisions of the Investment Company Act. In such case, to the extent the applicable laws of the State of Delaware or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

CRESTLINE LENDING SOLUTIONS, LLC

By:	/s/ Chris Semple
	Name:	Chris Semple
	Title:	Chief Executive Officer

CRESTLINE MANAGEMENT, L.P.

By:	/s/ John S. Cochran
	Name:	John S. Cochran
	Title:	Chief Operating Officer
[Crestline – Advisory Agreement (September 2025)]